Exhibit 24
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Kunwar Shailubhai, his attorney-in-fact, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Interim Report on Form 10-KT, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title(s)	Date

Kunwar Shailubhai	Director, Chief Executive Officer	November 30, 2017
(Principal Executive Officer)

Tiziano Lazzaretti	Chief Financial Officer	November 30, 2017
(Principal Accounting and Financial Officer)

Riccardo Dalla-Favera	Director	November 30, 2017

Jim Mervis	Director	November 30, 2017

John Brancaccio	Director	November 30, 2017

Alessandro Padova	Director	November 30, 2017

John Alex Martin	Director	November 30, 2017

Jim Tripp	Director	November 30, 2017